Exhibit 99.1
Allison Abraham and Marcus Lemonis to Serve as Co-Chairs of Beyond, Inc. Board of Directors

Leadership mandates intense restructure through reducing costs and evaluating lines of business, investments, and capital allocation while driving revenue and increasing active customer base.

MIDVALE, Utah – November 29, 2023 – Beyond, Inc., (NYSE: BYON) (“Beyond” or the “Company”), the parent company of online furniture and home furnishings retailer Bed Bath & Beyond, formerly known as Overstock, today announced that, effective immediately, Allison H. Abraham and Marcus Lemonis will serve as Co-Chairs of the Company’s Board of Directors.

Ms. Abraham said, “Marcus brings a wealth of experience as a public company Chairman and CEO, with powerful operating knowledge in retail, branding, and customer engagement. Both of us, along with rest of the Board and management team, are unified in our overarching goals of driving enhanced value for shareholders.”

Mr. Lemonis said, “I am intensely focused on working with the management team to drive financial results, reduce operating costs and review all performing and non-performing assets. While the team has begun taking decisive actions to restructure the Company for a better future, I am eager for what lies ahead in the months to come.”

Dave Nielsen, Interim Chief Executive Officer and President, and Adrianne Lee, Chief Financial Officer, said, “The entire management team is acutely focused on delivering improved results and appreciates the Board’s full support as we execute our plans.”

About Beyond
Beyond, Inc. (NYSE:BYON), based in Midvale, Utah, is an ecommerce expert with a singular focus: connecting consumers with products they love. The Company owns the Bed Bath & Beyond brand and associated intellectual property. Bed Bath & Beyond is an online furniture and home furnishings retailer in the United States and Canada. The leading ecommerce website sells a broad range of quality, on-trend home products at competitive prices, including furniture, bedding and bath, patio and outdoor, area rugs, tabletop and cookware, décor, storage and organization, small appliances, home improvement, and more. The online shopping site features millions of products that tens of millions of customers visit each month. Beyond regularly posts information about the Company and other related matters on the Newsroom and Investor Relations pages on its website.

Beyond, Bed Bath & Beyond, Welcome Rewards, Overstock and Overstock Government are trademarks of Beyond, Inc. Other service marks, trademarks and trade names which may be referred to herein are the property of their respective owners.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include all statements other than statements of historical fact, including but not limited to statements regarding future actions and business performance. Additional information regarding factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 24, 2023, Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 2, 2023, Form 10-Q for the quarter ended June 30, 2023, filed with the SEC on July 31, 2023, Form 10-Q for the quarter ended September 30, 2023, filed with the SEC on October 31, 2023, and in our subsequent filings with the SEC.

Contacts
Investor Relations:
Lavesh Hemnani
ir@beyond.com

Media Relations:
Sarah Factor
pr@beyond.com